Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into for employment as Chief Executive Officer beginning on April 6, 2020 (the “Effective Date”) between Coherent, Inc. (the “Company”) and Andreas W. Mattes (“Executive”) (hereinafter collectively referred to as the “Parties”).

1.            Duties and Scope of Employment. Executive will initially serve as the President and Chief Executive Officer of the Company reporting to the Company’s Board of Directors (the “Board”), and will perform the duties, consistent with this position, as the Board reasonably assigns. Effective as of the Effective Date, Executive will be appointed to serve as a member of the Board and during the period in which Executive is serving as Chief Executive Officer, the Board shall nominate Executive to continue such service on the Board.

2.            Employment Term. Subject to the provisions of Section 5, beginning on the Effective Date and, continuing until May 31, 2023 (“Initial Term”), Executive will be employed with the Company on the terms and subject to the conditions set forth in this Agreement; provided, however, that beginning on May 31, 2022 and on each 1-year anniversary thereafter (each an “Extension Date”), the Employment Term will be automatically extended for an additional one-year period, unless the Company or Executive provides the other party written notice at least 30 calendar days before the Extension Date that the Employment Term will not be extended.

3.            Compensation.

(a)            Signing Bonus. Executive will receive a signing bonus of $500,000, payable in the first pay period after his start date. If Executive’s employment with the Company ends within the first year of employment due to Executive’s resignation without Good Reason or termination by the Company for Cause, Executive will be required to return the signing bonus.

(b)            Base Salary. The Company will pay Executive an annual salary of $850,000 as compensation for services (the “Base Salary”). The Base Salary will be paid according to the Company’s normal payroll practices and subject to the usual and required withholdings. Executive’s salary may be reviewed and adjusted annually pursuant to the regular executive compensation practices of the Board and its committees.

(c)            Annual Bonus. Commencing with the 2020 fiscal year, Executive will have a target annual cash incentive opportunity (the “Target Bonus”) equal to 120% of Executive’s annual base salary, based upon achievement of performance goals established by the Board or the Compensation and HR Committee of the Board (the “Committee”) after consultation with Executive. For the 2020 fiscal year, the Target Bonus equal to 100% of Executive’s full annual base salary will be based on Company financial goals consistent with the goals of other executive officers under the Company’s Variable Compensation Plan (“VCP”), with a maximum award of 200% of Executive’s annual base salary and the Target Bonus equal to 20% of Executive’s annual base salary will be based on individual goals established by the Board or Committee with a maximum award of 20% of Executive’s annual base salary. The annual bonus will be subject to the VCP. For future years, the Committee may modify the structure and performance objectives used for such determinations.

(d)            Equity Awards. As soon as practicable following, and in no event more than 30 days after, the Effective Date, Executive will be granted an equity award with an aggregate value of $5,200,000 covering the Company’s common stock (the “Equity Awards”), which will be governed by the terms and conditions of the Company’s 2011 Equity Incentive Plan (the “2011 Equity Incentive Plan”) and the publicly-filed and currently available forms of award agreement thereunder (collectively, including the 2011 Equity Incentive Plan, the “Equity Documents”) to be allocated as follows:

(i)            1/3 to time-based restricted stock units (“RSUs”); and

(ii)            2/3 to performance-based restricted stock units (“PSUs”).

The number of shares of the Company’s common stock subject to Executive’s RSUs will be calculated by dividing (1) the value of the proposed RSU award by (2) the trailing 30 trading day average closing price of the Company’s common stock on the Nasdaq Stock Market measured from the last trading day prior to the date of grant. The number of shares of the Company’s common stock subject to Executive’s PSUs will be calculated by dividing (1) the value of the proposed PSU award by (2) the estimated per share fair value of such award as determined under the financial accounting assumptions used by the Company (e.g., the estimated Monte-Carlo value of such award).

(e)            Equity Award Vesting. Executive’s equity grant will vest as follows, provided Executive continues to be a Service Provider (as defined in the 2011 Equity Incentive Plan) through the applicable vesting date:

(i)            RSUs. Executive’s RSU award will vest based on the Executive’s vesting start date as determined by the Committee which date will be no later than 30 days after the Effective Date (“Initial RSU Vesting Start Date”) over a 3-year period as follows: (a) 1/3 of the RSUs will vest on the 1-year anniversary of the Initial RSU Vesting Start Date; and (b) 1/3 of the RSUs will vest on each of the next 2 anniversaries of the Initial RSU Vesting Start Date.

(ii)            PSUs. Executive’s PSU award will vest based on the Company’s achievement of a relative total shareholder return performance goal as compared to the Russell 1000 Index for the period beginning on the Effective Date and ending on the 3rd anniversary of the Effective Date. The terms of the PSU award will be substantially consistent with the form of PSU award agreement filed as an exhibit to the Company’s Form 10-K for the fiscal year ending September 28, 2019.

(f)            Annual Equity Awards. Beginning with the Company’s 2021 fiscal year and each fiscal year thereafter during the term of this Agreement (and subject to the approval of the Board or Committee), Executive will be eligible for an annual equity award as determined by the Board or Committee.

(g)            Attorney’s Fees. The Company will pay Executive’s reasonable attorney fees incurred in the review of this Agreement, up to a maximum of $10,000.

4.            Employee Benefits.

(a)            Executive will be entitled to participate in the employee benefit plans maintained by the Company and generally applicable to senior executives of the Company. The Company may cancel or change the benefit plans and programs it offers and those changes will not breach this Agreement.

(b)            The Company will enter into an indemnification agreement with Executive substantially in the form as in effect for other senior executives of the Company and its Board members.

5.            Termination of Employment; Severance.

(a)            At-Will Employment. Executive and the Company agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice. Executive understands and agrees this at-will employment relationship will not be modified or amended unless it is done in a writing that complies with Section 8(f) and Section 8(i) and explicitly references this Section 5(a). Executive’s employment will terminate upon the earlier to occur of:

(i)            a termination by the Company with or without Cause (for clarity, including Executive’s termination in connection with the Company delivering notice to Executive that the Company will not renew the Employment Term pursuant to Section 2 above if Executive is able and willing to continue employment on the terms set forth in this Agreement at the time of such notice of non-renewal and further that Executive continues to perform services hereunder through the remainder of the Employment Term under the Agreement, or if earlier, the date set forth in the notice);

(ii)            Executive’s Disability or death; or

(iii)            a resignation by Executive with or without Good Reason.

(b)            Terminations of Employment. Executive’s employment may be terminated for any reason. Upon any termination of employment, Executive will receive benefits described in Section 5(b)(i). Executive agrees that upon termination of Executive’s employment for any reason, Executive will resign as of the date of such termination and to the extent applicable, from the Board (and any committees thereof), the board of directors (and any committees thereof) of any of the Company’s affiliates and from any other positions Executive holds with the Company or any of its affiliates.

(i)            Termination for Cause or Resignation Other Than for Good Reason. Executive’s employment may be terminated for Cause, effective upon the Company’s delivery to Executive of a notice of termination or Executive may resign. If Executive’s employment is terminated for Cause or Executive resigns other than for Good Reason, Executive will receive:

(1)            the Base Salary accrued through the termination date, payable under the Company’s usual payment practices;

(2)            reimbursement within 60 days following submission by Executive to the Company of appropriate supporting documentation for any unreimbursed business expenses properly incurred by Executive prior to the termination date; provided that claims for reimbursement are submitted, under Company policy, to the Company within 30 days following the termination date; and

(3)            any fully vested and non-forfeitable employee benefits to which Executive may be entitled under the Company’s employee benefit plans (other than benefits in the nature of severance pay) (the amounts described in clauses (1) through (3) above are referred to later as the “Accrued Obligations”).

(ii)            Termination by Reason of Disability or Death. Executive’s employment may be terminated effective upon the Company’s delivery to Executive of a notice of termination if Executive becomes Disabled and will automatically terminate upon Executive’s death. Upon termination of Executive’s employment for either Disability or death, Executive or Executive’s estate (as the case may be) will receive:

(1)            the Accrued Obligations;

(2)            any earned but unpaid Annual Bonus for a prior year. For the avoidance of doubt, if Executive is terminated after the end of a fiscal year but before annual bonuses are approved and paid to other senior executives in the normal course of business, then Executive will receive an Annual Bonus for the prior fiscal year, the actual amount of which will still be subject to the achievement of any performance targets as established by the Company the achievement of which will be determined by the Company. Any payment under this Section 5(b)(ii)(2) will be paid on the first to occur of (A) the date on which Annual Bonuses are paid generally to the Company’s senior executives for the prior year or (B) 1 day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurred; and

(3)            a prorated Annual Bonus amount for the year of termination, if any would have been payable to Executive based on achievement of performance criteria if Executive had remained employed through the full fiscal year in which the termination of employment occurred. The prorated amount will be calculated based on the number of calendar days employed and any such prorated amount will be paid no later than 1 day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurred.

(iii)            Termination without Cause or Resignation for Good Reason. Executive’s employment may be terminated by the Company without Cause or Executive may resign with Good Reason and Executive will receive the Accrued Obligations.

(1)            Subject to the conditions in the Company’s Change of Control and Leadership Change Severance Plan, as filed as Exhibit 10.1 to the Company’s Form 10-Q for the fiscal quarter ending March 30, 2019 (the “COC/Severance Plan”), Executive may be entitled to the Change of Control Severance Benefits as set forth for the Chief Executive Officer in the COC/Severance Plan. Executive shall not be eligible for a Change in Leadership Severance Benefits under the COC/Severance Plan.

(2)            If Executive’s employment is terminated by the Company other than for Cause or Executive resigns for Good Reason, in either case, either (a) before a Change of Control but not In Anticipation of a Change of Control as such term is defined in the COC/Severance Plan or (b) after the second anniversary of a Change of Control, Executive shall be eligible for a severance payment on the Payment Date equal to the product of 2 times the sum of the Executive’s Base Salary and Target Bonus for the fiscal year in which the Executive’s employment terminates. In addition, if the Executive qualifies for severance under this Section 5(b)(iii)(2), the Executive shall receive from the Company, beginning on the Payment Date, and in lieu of monthly Company-subsidized COBRA, life insurance plan premiums and/or any other welfare benefits, 18 monthly cash payments in monthly amounts equal to $2,750; provided, however that such additional monthly cash payments shall be delayed 6 months and 1 day from the date of termination (and then paid in one first installment equal to delayed amounts) to the extent required to avoid the imposition of additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) . The Executive may, but is not obligated to, use such additional monthly cash payments toward the cost of COBRA and/or life insurance plan premiums.

(3)            As a condition to receiving the payments and benefits set forth in Section 5(b)(iii)(1) or 5(b)(iii)(2), Executive shall be required, within 60 days of Executive’s termination of employment (including, without limitation, a termination of employment that occurs with the expiration of the Employment Term), to execute, deliver and not revoke (with any applicable revocation period having expired) a general release of claims (“Release”) in a form provided by the Company substantially similar to that set forth in Exhibit A of the COC/Severance Plan.

(c)            Exclusive Remedy. If a termination of Executive’s employment with the Company occurs, the provisions of this Section 5 and in the COC/Severance Plan are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment other than those benefits expressly set forth in this Section 5 and with respect to any termination by the Company without Cause or resignation by the Executive for Good Reason, Executive shall be eligible only for benefits under either Section 5.3(b)(iii)(1) or 5.3(b)(iii)(2) and never under both sections.

6.            Definitions.

(a)            Cause means (i) refusal or failure to substantially perform (other than incapacity due to physical or mental illness) Executive’s duties; provided that if curable, the failure to substantially perform will constitute Cause only if such failure continues after the Board has provided Executive with a written demand for substantial performance setting forth in detail the specific respects in which it believes Executive has not substantially performed Executive’s duties and has provided Executive a reasonable opportunity to cure the same; (ii) Executive’s refusal or failure to adhere to any Company policy or follow any lawful directive of the Board; provided that if curable, the failure will constitute Cause only if such failure continues after the Board has provided the Executive with a written demand for adherence to such policy or following of the directive and Executive has been provided a reasonable opportunity to cure the same; (iii) Executive discriminates or harasses, as determined in good faith by the Board after a formal investigation by an outside investigator (which must include a good faith discussion with the Executive), another employee or contractor of the Company or any of its affiliates on the basis of gender, race, color, creed, religion, sexual orientation, marital status, veteran status, or any other category protected by applicable law; (iv) Executive’s breach of a fiduciary duty owed to the Company or any of its affiliates; (v) Executive’s commission of a felony; (vi) Executive’s misappropriation (or attempted misappropriation) of any of the funds, information, or property of the Company or any of its affiliates; (vii) Executive’s commission of any other act or willful omission involving theft, moral turpitude, misappropriation, embezzlement, fraud or dishonesty; or (viii) other misconduct or gross negligence by Executive that has caused or is likely to cause, as determined in good faith by the Board, a materially adverse impact, monetary, reputational or otherwise, to the Company or on Executive’s ability to effectively perform Executive’s duties with the Company or any affiliate.

(b)            Change of Control has the meaning in the COC/Severance Plan.

(c)            Disabled means physically or mentally incapacitated and unable for a period of 6 consecutive months or for an aggregate of 9 months in any 24 consecutive month period to perform Executive’s duties (such incapacity is a “Disability”). Any question as to the existence of a Disability will be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each will appoint a physician and those 2 physicians will select a third physician who will make such determination in writing. The determination will be final and conclusive for this Agreement.

(d)            Good Reason means, without the Executive’s consent, (i) the Company reduces Executive’s Base Salary; (ii) without the Executive’s express written consent, the Company requires the Executive to change the location of Executive’s job or office, so that the Executive will be based at a location more than 50 miles from the Company’s Santa Clara location; (iii) the Executive’s Target Bonus as a percentage of Base Salary is reduced; (iv) the Executive is no longer Chief Executive Officer of the Company; or (v) the Company or any successor company breaches any provision of this Agreement; provided, however, that such events shall not constitute grounds for a Good Reason termination unless the Executive has provided notice to the Company of the existence of the one or more of the above conditions within 90 days of Executive’s knowledge of its initial existence and the Company has been provided at least 30 days to remedy the condition.

(e)            Payment Date means the date which occurs 60 days following the Executive’s separation from service (as that term is defined in Section 409A); provided, however, if the Release becomes effective and irrevocable prior to 60 days following the Executive’s separation from service, the Payment Date means the second business day after the Release becomes effective and irrevocable unless the 60 day period following the Executive’s separation from service spans 2 calendar years in which event the Payment Date means the later of (i) the second business day after the Release becomes effective and irrevocable and (ii) the second business day of the second calendar year in such 60 day period.

7.            Covenants.

(a)            Concurrently with his entry into this Agreement, Executive has entered into the Employee Confidential Information and Arbitration Agreement in the form substantially consistent with the form provided to the Company’s other employees.

(b)            During the Employment Term and continuing for a period of 1 year after Executive’s termination date, Executive agrees not to make any public statement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company or any of its subsidiaries (collectively, the “Company Group”). During the Employment Term and continuing for a period of 1 year after Executive’s termination date, the Company agrees not to make any public statement that is intended, or may reasonably be expected to harm the reputation of Executive. The non-disparagement provisions will not apply to any statements that a Party or its respective officers and directors make in addressing any disparaging statements made by the other Party so long as such statements are truthful. Executive and the Company expressly consider the restrictions contained in this Section 7(b) to be reasonable. Executive acknowledges that nothing in this Agreement prohibits or restricts Executive from initiating communications directly with, responding to any inquiry from, or providing information to or testimony before, the Securities and Exchange Commission, Department of Justice, or any other governmental agency or self-regulatory organization, about actual or potential violations of laws or regulations. Executive further acknowledges that Executive is not required to obtain the Company’s prior authorization before engaging in such communications, nor is Executive required to inform the Company about such communications.

8.            Miscellaneous.

(a)            Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

(b)            Entire Agreement. This Agreement, the Employee Confidential Information and Arbitration Agreement, and the Equity Documents, contains the entire understanding of the parties with respect to Executive’s employment and supersedes any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties that references this Section 8(b).

(c)            Severability. In the event that any one or more of the provisions of this Agreement will be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected.

(d)            Assignment. Neither this Agreement nor any of Executive’s rights and duties under it is assignable or delegable by Executive. Any purported assignment or delegation by Executive will be null and void. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of its business operations. Upon such assignment, the rights and obligations of the Company hereunder will become the rights and obligations of such affiliate or successor person or entity.

(e)            Successors; Binding Agreement. This Agreement will inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors and heirs.

(f)            Notice. The notices and all other communications provided for in this Agreement will be deemed to have been duly given when delivered by hand or overnight courier addressed to the addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.

Coherent, Inc. 5100 Patrick Henry Drive Santa Clara, California 95054 Attention: General Counsel	To most recent address as set forth in Executive’s personnel records

(g)            Executive Representations. Executive represents to the Company that the execution of this Agreement by Executive and the Company and the performance of Executive’s duties hereunder will not breach, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(h)            Cooperation. Executive will provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company or its affiliates. Executive’s cooperation pursuant to this Section 8(h) will be at no cost to Executive, and if such cooperation occurs after the termination of this Agreement, the Company will promptly advance or reimburse all reasonable costs incurred by Executive in connection with such cooperation, including reasonable documented fees of one legal counsel and costs. This provision will survive any termination of this Agreement.

(i)            Amendment; Waiver of Breach. No amendment of this Agreement will be effective unless it is in writing and signed by both parties. No waiver of satisfaction of a condition or failure to comply with an obligation under this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will be a waiver of satisfaction of any other condition or failure to comply with any other obligation. To be valid, any document signed by the Company must be signed by the Company’s Chairman of the Board.

(j)            Withholdings. The Company shall withhold applicable Federal, state and local income tax and applicable other deductions from payments in accordance with the Company’s general procedures.

(k)            Section 409A. The Company and Executive intend that this Agreement and the payments provided hereunder be exempt from the requirements of Section 409A to the maximum extent possible, or to the extent Section 409A is applicable to this Agreement, the Company and Executive intend that this Agreement and any payments thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall the Company or any of its affiliates (or any of their successors) be liable for any additional tax, interest or penalty that may be imposed on the Executive pursuant to Section 409A or for any damages incurred by the Executive as a result of this Agreement (or the payments hereunder) failing to comply with, or be exempt from Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary if at the time the Executive’s employment hereunder terminates, the Executive is a “specified employee” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Executive to the imposition of any additional tax or interest under Section 409A, amounts that would (but for this provision) be payable within 6 months following the date of the Executive’s separation from service shall not be paid to the Executive during such period, but shall instead be paid in a lump sum on the first payroll date that occurs on or after the date 6 months and 1 day following the date of such Executive’s separation from service or, if earlier, upon the Executive’s death.

(l)            Counterparts. This Agreement may be executed in counterparts. Each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement.

Each party is signing this Agreement on the date set out below its signature.

Coherent, Inc.	Andreas W. Mattes

/s/ Garry Rogerson	/s/ Andreas Mattes

By: Garry Rogerson

Title: Chairman of the Board

March 31, 2020	3/31/2020